EXHIBIT B-5

[The Bank New York Letterhead]

To:	Cc:

The Export-Import Bank of Korea	Cleary Gottlieb Steen & Hamilton LLP
16-1 Yoido-Dong, Youngdungpo-Gu	Bank of China Tower
Seoul 150-996, Korea	One Garden Road, Hong Kong
Attn: Mr. Seung-Keon Lee	Attn: Hongki Moon
Tel: (822) 3779 6442	Tel: (852) 2532-3719
Fax: (822) 3779-6740	Fax: (852) 2845-9026
E-mail: saintlee@koreaexim.go.kr	E-mail: hmoon@cgsh.com

February 12, 2007

Dear Mr. Lee:

Reference is made to paragraph 9(e) of the Fiscal Agency Agreement dated as of August 1, 1991. Please be advised that effective October 1 2006, The Bank of New York acquired JPMorgan Chase Bank Corporate Trust Business. The Bank of New York, as Successor Agent, will assume all duties covered in the Fiscal Agency Agreement.

If you have any question, please feel free to contact me at the number below.

Regards,

/s/ Lena Aminova
Name: Lena Aminova
Title: Assistant Treasurer

The Bank of New York
101 Barclays Street, 4 East
New York, NY 10286
Tel: (212) 815 5035
Fax: (212) 815 5093